Exhibit 12.1
Doral Financial Corporation
Computation of Ratio of Earnings to Fixed Charges

For the nine month period ended
September 30, 2009
Including Interest on Deposits

Earnings:
Pre-tax loss from continuing operations	$(44,482)
Plus:
Fixed Charges (excluding capitalized interest)	224,394

Total Earnings	$179,912

Fixed Charges:
Interest expensed and capitalized	$222,566
Amortized premiums, discounts, and capitalized expenses related to indebtedness	140
An estimate of the interest component within rental expense	1,688

Total Fixed Charges	$224,394

Ratio of Earnings to Fixed Charges	(A)

Excluding Interest on Deposits

Earnings:
Pre-tax loss from continuing operations	$(44,482)
Plus:
Fixed Charges (excluding capitalized interest)	126,700

Total Earnings	$82,218

Fixed Charges:
Interest expensed and capitalized	$124,872
Amortized premiums, discounts, and capitalized expenses related to indebtedness	140
An estimate of the interest component within rental expense	1,688

Total Fixed Charges	$126,700

Ratio of Earnings to Fixed Charges	(A)

(A)	Due to the Company’s pre-tax loss for the nine month period ended September 30, 2009 the ratio coverage was less than 1:1. The Company would have to generate additional earnings of $44.5 million to achieve a ratio of 1:1 for the nine month period ended September 30, 2009.